================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 OM GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                 OM GROUP, INC.
                                   TOWER CITY
                              3800 TERMINAL TOWER
                           CLEVELAND, OHIO 44113-2204

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1997

     Notice is hereby given that the 1997 Annual Meeting of Stockholders of OM Group, Inc. will be held at The Forum, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, on Tuesday, May 6, 1997, at 11:00 a.m., for the following purposes:

     1.  To elect two Directors;

     2. To confirm the appointment of Ernst & Young LLP as independent auditors; and

     3. To transact such other business as properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 21, 1997, are entitled to notice of and to vote at the meeting. A stockholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the meeting by following the procedures set forth in the attached Proxy Statement.

                                         Michael J. Scott, Secretary

Cleveland, Ohio
April 4, 1997

                                 OM GROUP, INC.
                                   TOWER CITY
                              3800 TERMINAL TOWER
                           CLEVELAND, OHIO 44113-2204

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of OM Group, Inc. (the "Company") and will be voted in accordance with the instructions given in the proxy if it is returned duly executed and is not revoked. A stockholder may revoke a proxy at any time before it is voted by giving notice to the Company in writing or in open meeting. Attendance at the meeting will not in and of itself revoke a proxy.

     This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 4, 1997. The record date for determination of stockholders entitled to vote at the meeting was the close of business on March 21, 1997. On that date, the outstanding voting securities of the Company were 18,617,914 shares of Common Stock, par value $.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares present in person or by proxy at the meeting will be sufficient to elect directors, and to ratify Ernst & Young LLP as auditors of the Company. Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention is applicable.

     So far as the Company is aware, no matters other than those stated in the notice will be presented to the meeting for action on the part of the stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares to which the proxy relates, in accordance with their best judgment.

     The cost of soliciting proxies will be borne by the Company. The Company will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. For purposes of obtaining broad representation at the meeting, Corporate Investor Communications, Inc. has been retained by the Company for distribution services, and if necessary, to assist in solicitation of proxies, at an anticipated cost of approximately $2,000 plus postage costs. In addition, directors, officers and employees of the Company, acting on its behalf and without being additionally compensated, may make additional requests by letter, telephone or in person for the return of proxies.

                             ELECTION OF DIRECTORS

     The authorized number of directors of the Company is presently fixed at seven, divided into three classes each designed to serve three-year terms. Two classes have two members and one class has three members. The term of the Class I directors expires at the annual stockholders meeting for election of directors in 1997, the term of the Class II directors expires at the annual stockholders meeting for election of directors in 1998, and the term of the Class III directors expires at the annual stockholders meeting for the election of directors in 1999.

     For election as directors at the Annual Meeting of Stockholders to be held on May 6, 1997, the Board of Directors has recommended the election of John E. Mooney and Markku Toivanen to serve as Class I directors for three-year terms expiring in 2000. If any of the nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or will be voted in favor of holding a vacancy to be filled by the directors. The Company has no reason to believe that any nominee will be unavailable. The nominees receiving the largest number of votes will be elected to the director positions to be filled.

     The following information is provided regarding each nominee for election as a director and each of the other directors who will continue in office after the meeting:

NOMINEES FOR ELECTION

                        JOHN E. MOONEY, age 46, was appointed as a director of the Company in
Mooney Photo            1995 to fill a vacancy. For the past 11 years, Mr. Mooney has been
                        President of Sachem, Inc., a specialty chemical manufacturer. Mr.
                        Mooney received a B.A. in Economics from the University of Toronto.
                        Mr. Mooney is James P. Mooney's brother.

                        MARKKU TOIVANEN, age 56, has been a director of OM Group, Inc. since
Toivanen Photo          1991. Since 1996, Mr. Toivanen has served as Senior Vice President,
                        Strategic Development of Outokumpu Oy. From 1993 to 1996, Mr. Toivanen
                        served as President and Chief Executive Officer of Outokumpu Metals &
                        Resources Oy ("OMR"). From 1992 to 1993, Mr. Toivanen served as OMR's
                        Executive Vice President and Chief Operating Officer. From 1991 to
                        1992, Mr. Toivanen served as Chairman and Chief Executive Officer of
                        Outokumpu Mines Ltd. (Canada), a wholly owned subsidiary of Outokumpu
                        Oy. Mr. Toivanen and Antti Aaltonen, Vice President of Operations for
                        Kokkola Chemicals Oy, are brothers-in-law.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

                        EUGENE BAK, age 63, has been President and Chief Operating Officer of
Bak Photo               OM Group, Inc. since 1994. From 1992 to 1994, Mr. Bak was President of
                        Mooney Chemicals, Inc. From 1970 to 1992, Mr. Bak held various management positions at Mooney Chemicals, Inc., including Vice
                        President of Operations and Manager of the Company's Franklin,
                        Pennsylvania, facility. Mr. Bak received a B.S. in chemical engineering from Ohio State University and an M.B.A. from Seton Hall
                        University. Mr. Bak's term as a director expires in 1998.

                        LEE R. BRODEUR, age 68, has been a director of the Company since 1991
Brodeur Photo           and a director of Mooney Chemicals, Inc. since 1987. Mr. Brodeur was employed by the Firestone Tire & Rubber Company, Akron, Ohio from 1951 until his retirement as President and Chief Operating Officer of that company in 1986. Mr. Brodeur's term expires in 1999.

                        FRANK E. BUTLER, age 61, was appointed as a director of the Company in
Butler Photo            1996 to fill a vacancy. Since 1992, Mr. Butler has been President and
                        General Manager of the Coatings Division of The Sherwin-Williams
                        Company, a manufacturer, distributor and retailer of coatings and related products. From 1957 to 1992, Mr. Butler progressed through engineering positions in the Chemical Division of Sherwin- Williams, while completing a masters degree in chemistry at Iowa State
                        University. Mr. Butler's term as a director expires in 1998.

                        THOMAS R. MIKLICH, age 49, has been a director of the Company since
Miklich Photo           1993. Mr. Miklich has been employed by Invacare Corporation as Chief
                        Financial Officer since 1993. Prior to joining Invacare, Mr. Miklich was Executive Vice President, Chief Financial Officer and a Director
                        of Van Dorn Company. For 22 years prior to that, Mr. Miklich was employed with The Sherwin Williams Company where he held several financial positions, culminating as their Senior Vice President and
                        Chief Financial Officer. Mr. Miklich's term expires in 1999.

                        JAMES P. MOONEY, age 49, is Chairman of the Board and has been a
Mooney Photo            director and Chief Executive Officer of OM Group, Inc. since 1991.
                        From 1991 to 1994, Mr. Mooney was President of OM Group, Inc. From
                        1979 to 1991, Mr. Mooney was President and Chief Executive Officer of
                        Mooney Chemicals, Inc. Mr. Mooney received a B.A. degree in history from Quincy University, where he is a member of the Board of Trustees.
                        Mr. Mooney, who is John E. Mooney's brother, is a director of Brush
                        Wellman Inc., a leading supplier of high performance engineered materials. Mr. Mooney's term expires in 1999.

                        SECURITY OWNERSHIP OF DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of January 31, 1997, information concerning the number of shares of Common Stock of the Company beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table individually and by all executive officers and directors of the Company as a group. No executive officer or director other than Mr. Mooney owns more than 1% of the outstanding shares of Common Stock of the Company. Mr. Mooney owns 5.2% and all executive officers and directors as a group own approximately 9.0% of such shares. The totals shown below for each person and for the group include shares held personally, shares held by family members, shares held under the Profit-Sharing Plan, and shares acquirable within sixty days of the above date by the exercise of stock options granted under the Company's stock option plan.

                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)

                   NAME OF                 DIRECTLY     PROFIT-SHARING     EXERCISABLE
              BENEFICIAL OWNER             OWNED(2)        PLAN(3)         OPTIONS(4)        TOTAL
    -------------------------------------  --------     --------------     -----------     ---------
    Eugene Bak...........................    3,450          28,693           126,280         158,423
    Lee R. Brodeur.......................    6,000             -0-             7,367          13,367
    Frank E. Butler......................      200             -0-               -0-             200
    Thomas E. Fleming....................      -0-          10,591            96,341         106,932
    James M. Materna.....................    1,050           1,731            93,299          96,080
    Thomas R. Miklich....................   16,500             -0-             5,584          22,084
    James P. Mooney......................  636,816          40,977           345,826       1,023,619
    John E. Mooney.......................    9,163             -0-             1,386          10,549
    Kari Muuraiskangas...................      -0-             -0-            88,039          88,039
    Markku Toivanen......................      -0-             -0-             9,112           9,112
    All Directors and Officers as a Group
      (consisting of 16 persons).........  676,529         108,204           977,074       1,751,216

---------------

(1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

(2) Includes shares owned by or jointly with family members.

(3) The persons indicated have limited investment power with respect to the shares held in the Profit-Sharing Plan.

(4) Represents shares subject to stock options that are exercisable currently or within 60 days of January 31, 1997.

     The following table sets forth information concerning each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock or stock convertible into Common Stock.

                                         AMOUNT AND NATURE
         NAME AND ADDRESS OF               OF BENEFICIAL       PERCENTAGE
          BENEFICIAL OWNER                   OWNERSHIP          OF CLASS
-------------------------------------    -----------------     ----------
The Capital Group Companies, Inc.            1,450,000(1)          7.8%
  333 South Hope Street
  Los Angeles, California 90071
Stein Roe & Farnham Incorporated             1,414,950(2)          7.6%
  One South Wacker Drive
  Chicago, Illinois 60606
Bamco, Inc.                                  1,008,000(3)          5.4%
  767 Fifth Avenue
  New York, New York 10153
James P. Mooney                              1,023,619(4)          5.2%
  2410 Pebblebrook
  Westlake, Ohio 44145

---------------

(1) Information regarding share ownership was obtained from a Schedule 13G filed on February 12, 1997, by The Capital Group Companies, Inc., a holding company parent of a group of investment management companies. The Capital Group Companies, Inc. has sole dispositive power with respect to 1,450,000 shares of the shares listed herein and sole voting power with respect to 673,000 of these shares.

(2) Information regarding share ownership was obtained from a Schedule 13G filed on February 12, 1997, by Stein Roe & Farnham Incorporated, jointly on its own behalf and on behalf of Stein Roe Special Fund, a series portfolio of the Stein Roe Investment Trust, a Massachusetts business trust, which is a registered open-end investment company of which Stein Roe & Farnham Incorporated is investment advisor. Stein Roe & Farnham Incorporated has sole dispositive power with respect to 1,414,950 of the shares listed herein, and Stein Roe Special Fund has sole voting power with respect to 1,009,500 of these shares.

(3) Information regarding share ownership was obtained from a Schedule 13G filed on February 7, 1997, by Bamco, Inc. jointly on its behalf and on behalf of Baron Capital Management, Inc. Bamco, Inc. has sole voting power and sole dispositive power for 1,008,000 shares. Baron Capital Management, Inc. has sole voting power and sole dispositive power for 74,250 shares.

(4) Mr. Mooney's shares include 40,977 shares held in the Company's profit sharing plan over which Mr. Mooney has limited investment power and 345,826 shares subject to stock options that are exercisable currently or within 60 days of the date hereof.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held four regularly scheduled meetings during 1996. The Board has a standing Audit and Finance Committee and a standing Compensation Committee. During 1996, each director attended at least 75% of the meetings of the Board and those committees on which he served.

     The Audit and Finance Committee, currently composed of Messrs. Lee R. Brodeur, Thomas R. Miklich and Markku Toivanen, engages in the functions usual to an audit committee of a publicly held corporation, including recommendations as to the engagement of independent accountants; review with the independent accountants of the proposed scope of and plans for annual audits and review of audit results; and review of the adequacy of internal financial controls and review of any problems identified by the auditors. During 1996, the Audit and Finance Committee met six times.

     The Compensation Committee, currently composed of Messrs. Lee R. Brodeur and Frank E. Butler, held five meetings during 1996. The functions of the Compensation Committee are to review, consider and recommend candidates for election as officers of the Company; to review and authorize rates of compensation for officers; to designate those employees who will receive grants of stock options and other stock awards under the Company's stock option plan and the type and size of such grants; and to determine the bonus levels for key executives and middle management employees under the Company's bonus program.

COMPENSATION OF DIRECTORS

     Directors who are officers of the Company receive no additional compensation for serving as directors. The Company has a compensation policy for its outside directors which includes a director's fee of $20,000 per annum and an annual fee of $2,500 per committee for service on the Audit Committee or Compensation Committee. Committee chairmen also receive $500 per annum per committee chaired. In addition, each outside director receives a fee of $1,000 for each Board and committee meeting attended. Directors may elect to receive their compensation in the form of cash, stock options or restricted stock under the Company's Non-Employee Directors' Equity Compensation Plan. Under this plan, directors may purchase stock options for a price equal to the difference between the exercise price (75% of fair market value on date of grant) and the fair market value per share. Restricted shares may be purchased at a price equal to fair market value per share. Also, directors electing to receive restricted stock receive additional restricted stock equal to 5% of new applied cash compensation. Directors are reimbursed for their travel and other expenses incurred in attending Board and committee meetings.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth all compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer and
(ii) the Company's next four most highly compensated executive officers (collectively, the "Named Officers"), for services rendered in all capacities to the Company during 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                                                  AWARDS
                                                              --------------
                                                              SECURITIES AND
                                                                UNDERLYING
                                        ANNUAL COMPENSATION       STOCK
             NAME AND                   -------------------      OPTIONS          ALL OTHER
        PRINCIPAL POSITION       YEAR    SALARY    BONUS(2)    (SHARES)(3)     COMPENSATION(1)
    ---------------------------  ----   --------   --------   --------------   ---------------
    James P. Mooney              1994   $340,000   $352,500       56,154          $  22,500
    Chairman and CEO of the      1995    365,000    365,000       57,000            168,353
      Company                    1996    405,000    405,000       56,400            128,044
    Eugene Bak                   1994    210,000    157,500       27,000             26,150
    President and COO of the     1995    230,000    172,500       30,000             87,858
      Company                    1996    265,000    225,000       29,700             66,711
    Thomas E. Fleming            1994    160,667     96,450       14,250             21,465
    President of OMG             1995    180,000    108,000       14,250             22,500
      Americas, Inc.             1996    200,000    120,000       14,100             47,772
    Kari Muuraiskangas           1994    175,000    105,000       14,288                -0-
    President of OMG Europe      1995    185,000    111,000       14,288                -0-
      GmbH                       1996    200,000    120,000       14,130                -0-
    James M. Materna             1994    168,000    100,800       13,715             22,500
    Chief Financial Officer of   1995    180,000    108,000       14,250             59,189
      the Company                1996    190,000    144,000       14,850             47,946

---------------

(1) This amount represents amounts contributed for the Named Officer under the Company's qualified Profit-Sharing Plan and amounts accrued under the OM Group, Inc. Benefit Restoration Plan.

(2) Amounts awarded to the Named Officer under the Company's Bonus Program for Key Executives and Middle Management.

(3) Adjusted to give effect to the 3-for-2 stock split on December 2, 1996.

     Option Grants Table. The following table sets forth additional information concerning individual grants of stock options pursuant to the Company's Long-Term Incentive Compensation Plan made by the Company during 1996 to the Named Officers, which options are included in the Summary Compensation Table above. In each case, the options were granted at fair market value on the date of grant ($26.67) for a term of 10 years expiring November 4, 2006. The stock options vest at December 31, 1997.

                              OPTION GRANTS TABLE

                                                                         POTENTIAL REALIZABLE
                                                                               VALUE AT
                                                                        ASSUMED ANNUAL RATES OF
                                                      % OF TOTAL        STOCK APPRECIATION FOR
                           NUMBER OF SECURITIES     OPTIONS GRANTED           OPTION TERM
                            UNDERLYING OPTIONS       TO EMPLOYEES       -----------------------
          NAME                  GRANTED(1)              IN 1996            5%           10%
-------------------------  --------------------     ---------------     --------     ----------
James P. Mooney..........         56,400                   30%          $945,828     $2,397,000
Eugene Bak...............         29,700                   16%           498,069      1,262,250
Thomas E. Fleming........         14,100                    8%           236,457        599,250
Kari Muuraiskangas.......         14,130                    8%           236,960        600,525
James M. Materna.........         14,850                    8%           249,035        631,125

---------------

(1) Options granted November 5, 1996 adjusted to give effect to the 3-for-2 stock split on December 2, 1996.

                        AGGREGATED OPTION EXERCISES AND
                       FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning unexercised options to purchase Common Stock held by the Named Officers at December 31, 1996:

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                      OPTIONS                        IN-THE-MONEY
                                 HELD AT 12/31/96               OPTIONS AT 12/31/96(1)
                           -----------------------------     -----------------------------
          NAME             EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------  -----------     -------------     -----------     -------------
James P. Mooney..........    345,826           56,400        $ 5,908,630       $  18,612
Eugene Bak...............    126,280           29,700          1,940,290           9,801
Thomas E. Fleming........     96,341           14,100          1,703,712           4,653
Kari Muuraiskangas.......     88,039           14,130          1,506,415           4,663
James M. Materna.........     93,299           14,850          1,615,873           4,901

---------------

(1) Based on fair market value at December 31, 1996.

REPORT OF THE COMPENSATION COMMITTEE

     Executive Compensation Policy. The Compensation Committee of the Board of Directors (the "Committee"), comprised solely of outside directors of the Company, is responsible for setting the policies and approving the practices of the Company in its compensation to executive officers of the Company and its subsidiaries, including those executive officers named in the compensation tables in this Proxy Statement. The Committee's general policy on executive compensation is to provide a significant incentive to management to achieve annual profit goals and to increase the value of the Company's stock. The policy is intended to cause a significant portion of total executive compensation to be contingent upon Company performance and in the form of annual and longer-term incentives.

     In carrying out its responsibilities in 1996, the Committee considered the following:

     1. The Company's financial performance;

     2. The Company's general policies and practices for compensation of employees;

     3. The recommendations of the Company's management concerning compensation of individual key employees; and

     4. Advice from independent compensation consultants concerning all aspects of the Company's compensation policies, including how its policies and practices compare to the policies and practices of other comparable companies.

     The three major components of the Company's executive officer compensation program are (1) base compensation and annual adjustments thereto paid pursuant to employment contracts with executive officers, (2) annual bonuses paid pursuant to the Bonus Program for Key Executives and Middle Management, and (3) stock options issued at fair market value pursuant to the Company's Long-Term Incentive Compensation Plan.

     Employment Contracts with Executive Officers. The Company has entered into employment contracts with each of its executive officers. The employment contracts establish the position of each executive officer and provide that the executive officer will devote his full professional attention to the Company and that the Company will not materially decrease his level of responsibility. Each contract provides for automatic yearly renewals unless the contract is terminated by either party upon six months' prior notice. The initial form of Mr. Bak's contract expires August 30, 1997 and provides for automatic yearly renewals thereafter.

     Each contract provides for base compensation which may be increased annually, but not decreased. In considering annual adjustments to an executive officer's base compensation, the Committee considers both Company and individual performance. In addition, executive officers' base salaries are targeted between the median and 75th percentile of comparably-sized companies in the chemical and non-durable goods manufacturing industries. Each contract also provides for annual bonuses paid pursuant to the Company's Bonus Program for Key Executives and Middle Management described below.

     The Company may terminate each contract at any time with or without cause. If terminated for cause, an officer is entitled to compensation accrued up to the time of termination. If terminated without cause, the officer is entitled to accrued compensation and to receive all base compensation, incentive bonuses and fringe benefits due under his contract for the later of the expiration of the current contract term or one year after delivery of notice of termination with respect to Eugene Bak and Thomas E. Fleming and two years after delivery of notice of termination with respect to James P. Mooney, Kari Muuraiskangas and James M. Materna. If the officer resigns for any reason, he is entitled to accrued compensation and to receive all base compensation for three months following the effective date of termination of his employment.

     Bonus Program for Key Executives and Middle Management. The Company pays annual bonuses to certain employees, including executive officers, based primarily on the Company's operating profit. In deciding annual bonus amounts, the Committee reviews the Company's performance against a predetermined consolidated operating profit goal, approved annually by the Board of Directors as part of the Company's financial budgeting process. Annual bonuses are then paid pursuant to a schedule approved by the Board of Directors which sets forth specified percentages of base compensation payable as annual bonuses based upon the level of attainment of the predetermined operating profit goal. Based on this performance, executive officers, other than the CEO, received annual bonuses ranging from 60% to 85% of their annual base salaries in 1996.

     Long-Term Incentive Compensation Plan. Executive officers and other key employees may also receive compensation pursuant to the Company's 1992 Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan is designed to promote the Company's growth and profitability by providing, through Common Stock ownership, incentives to attract and retain highly talented persons to provide managerial and administrative services to the Company and to motivate such persons to use their best efforts on the

Company's behalf. The Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards and phantom stock (collectively, "Awards"). An aggregate of 1,523,438 shares of Common Stock are reserved for issuance pursuant to the Incentive Plan.

     The Incentive Plan is administered by the Committee. Subject to the provisions of the Incentive Plan, the Committee is authorized to determine who may participate in the Incentive Plan, the Awards made to each participant and the terms and conditions applicable to each Award. The number of stock options granted to executive officers and key employees during 1996 depended principally upon the individual's level of responsibility within the Company and the Committee's assessment of individual performance and contribution.

     CEO Compensation and Company Performance. In setting Mr. James P. Mooney's compensation for 1996, the Committee considered the Company's financial performance during the previous four quarters, Mr. Mooney's personal performance and comparative data on the salaries for chief executive officers of comparably-sized companies in the chemical and non-durable goods manufacturing industries. The Committee also considered various factors of corporate performance, including profitability, market position, productivity, product leadership and the balancing of short-term and long-term goals. Based on the Committee's review of these factors, Mr. Mooney's employment contract, as amended, provided for base compensation of $405,000 in 1996, reflecting a 11% increase in his 1995 base compensation.

     Mr. Mooney's contract also provides for bonuses in accordance with the Bonus Program for Key Executives and Middle Management. The Committee reviewed the Company's 1996 performance against the predetermined consolidated operating profit goal for 1996. Based upon the Company's level of attainment of this goal, Mr. Mooney's annual bonus for 1996 was $405,000, constituting a bonus equal in amount to his base compensation.

     On November 4, 1996, the Committee approved a grant of 56,400 option shares to Mr. Mooney pursuant to the Incentive Plan. The size of the grant was based on the Committee's consideration of the size of stock option grants to chief executive officers with pay and responsibility comparable to that of Mr. Mooney and its qualitative assessment of Mr. Mooney's performance during 1996.

                                        The Compensation Committee

                                        Lee R. Brodeur, Chairman
                                        Frank E. Butler

PERFORMANCE COMPARED TO CERTAIN STANDARDS

     The chart set forth below compares the Company's cumulative total stockholder return to (a) that of the Standard & Poor's 500 Index, and (b) that of S&P Chemicals (Specialty) Index. In all cases, the information is presented on a dividend reinvested basis.

                COMPARISON OF 38 MONTH CUMULATIVE TOTAL RETURN*
                   AMONG OM GROUP, INC., THE S & P 500 INDEX
                   AND THE S & P CHEMICALS (SPECIALTY) INDEX

        MEASUREMENT PERIOD                                                    S
      (FISCAL YEAR COVERED)           OM GROUP, INC.         S & P 500          (SPECIALTY)
10/14/93                                           100                 100                 100
12/93                                              146                 102                 108
12/94                                              172                 104                  95
12/95                                              241                 143                 124
12/96                                              298                 175                 127

* $100 invested on 10/14/93 in stock or on 09/30/93 in index -- including reinvestment of dividends. Fiscal year ending December 31.

                           RELATED PARTY TRANSACTIONS

     Relationship with Outokumpu Oy and Affiliates. Mr. Markku Toivanen, a Director of the Company, is Vice President of Strategic Planning of Outokumpu Oy, the Company's former majority shareholder. The Company has certain business relationships with Outokumpu and its affiliates which are described as follows:

     Certain raw materials are procured from or with the assistance of Outokumpu affiliates including nickel and cobalt. Amounts paid to Outokumpu affiliates pursuant to these arrangements amounted to approximately $37,948,000 in 1996. Kokkola's production facility also purchases certain utilities including electricity through OMR affiliates in order to secure bulk quantity discounts with such payments totalling approximately $6,295,000 in 1996. The Company has certain other arrangements with Outokumpu affiliates relating to a service agreement, a lease, and research and development. The aggregate of the amounts paid during 1996 pursuant to these other arrangements amounted to approximately $6,752,000.

     The Company has entered into a Retirement Benefit Agreement with Eugene Bak, President of the Company. This Agreement provides that if Mr. Bak works until retirement age, he will receive a yearly retirement benefit until his death of 60% of his salary earned in his last year of employment. The amount of the retirement benefit will be reduced by benefits received from the Company's Profit-Sharing Plan and its Benefit Restoration Plan for executive officers. The Agreement also provides for certain benefits in the event Mr. Bak becomes disabled prior to retirement or if his death occurs less than five years after his retirement.

                            DESIGNATION OF AUDITORS

     Upon the recommendation of the Audit and Finance Committee, the Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the current year ending December 31, 1997, subject to the approval by the stockholders.

     Representatives of Ernst & Young LLP will be at the Annual Meeting of Stockholders and will have the opportunity to make a statement if they so desire and will be available to respond to questions.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Any stockholder who intends to present a proposal at the 1998 annual meeting and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Company no later than December 5, 1997.

                                                  OM GROUP, INC.

                                                  Michael J. Scott
                                                  Secretary

       OM GROUP, INC.        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned appoints James M. Materna, James P. Mooney and Michael J. Scott, or any of them, with full power of substitution, to vote the shares of the undersigned at the 1997 Annual Meeting of Stockholders of OM Group, Inc. to be held on May 6, 1997, and at any adjournment thereof as follows:

                 THE BOARD OF DIRECTORS RECOMMENDS THAT VOTES
                        BE CAST FOR PROPOSALS 1 AND 2.

       1.  ELECTION OF DIRECTORS

             [ ] FOR all nominees listed below                   [ ] WITHHOLD AUTHORITY
               (except as marked to the contrary below)            to vote all nominees listed below

                          John E. Mooney and Markku Toivanen

       (INSTRUCTION: if you wish to withhold authority to vote for any nominee, write that name on the line below.)

       -------------------------------------------------------------------------

       2. CONFIRMATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY.

                  [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

                                    (Continued and to be signed on reverse side)

       (Continued from other side)

       3. In their discretion, upon all other matters properly brought before the meeting or any adjournment.

           IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES ABOVE AND IN FAVOR OF ITEM 2.

                                                Dated:                    , 1997
                                                       -------------------

                                                --------------------------------

                                                --------------------------------
                                                          Signature(s)

                                                Please sign exactly as name
                                                appears hereon. Joint owners
                                                should each sign. When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, give your full title
                                                as such. In case of a
                                                corporation, a duly authorized
                                                officer should sign on its
                                                behalf.

       OM GROUP, INC.        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       TO: NATIONAL CITY BANK, CLEVELAND, OHIO
         Trustee under the OMG Americas, Inc. Employees' Profit-Sharing Plan

       I hereby direct that the voting rights pertaining to shares of stock of OM Group, Inc. held by you, as Trustee, and allocated to my account shall be exercised at the 1997 Annual Meeting of Stockholders of said Company to be held on May 6, 1997, and at any adjournment thereof to vote:

                 THE BOARD OF DIRECTORS RECOMMENDS THAT VOTES
                        BE CAST FOR PROPOSALS 1 AND 2.

       1.  ELECTION OF DIRECTORS

             [ ] FOR all nominees listed below                   [ ] WITHHOLD AUTHORITY
               (except as marked to the contrary below)            to vote all nominees listed below

                          John E. Mooney and Markku Toivanen

       (INSTRUCTION: if you wish to withhold authority to vote for any nominee, write that name on the line below.)

       -------------------------------------------------------------------------

       2. CONFIRMATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY.

                  [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

                                    (Continued and to be signed on reverse side)

       (Continued from other side)

       3. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

           IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES ABOVE AND IN FAVOR OF ITEM 2.

                                                Dated:                    , 1997
                                                      --------------------

                                                --------------------------------

                                                --------------------------------
                                                          Signature(s)

                                                Please sign exactly as name
                                                appears hereon. Joint owners
                                                should each sign. When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, give your full title
                                                as such. In case of a
                                                corporation, a duly authorized
                                                officer should sign on its
                                                behalf.